EXHIBIT 10.1

March __, 2012

WMI Liquidating Trust
1201 Third Avenue, Suite 3000
Seattle, WA 98101

Attention:  Trust Advisory Board

To the Members of the WMI Liquidating Trust, Trust Advisory Board:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal North America, LLC (“A&M”) and the WMI Liquidating Trust, and its assigns and successors (the “Trust”), including the scope of the services to be performed and the basis of compensation for those services.  Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Trust and A&M (the “Agreement”).

1.	Description of Services

(a)	Officers. In connection with this engagement, A&M shall make available to the Trust:

(i)	John Maciel to serve as Chief Financial Officer (the “CFO”); and

(ii)
Upon the mutual agreement of A&M and the Trust, A&M will provide additional employees of A&M and/or its affiliates and wholly-owned subsidiaries (“Additional Personnel”) as required (collectively, with the CFO, the “Engagement Personnel”), to (a) assist the CFO in the execution of the duties set forth more fully herein and (b) to assist the Liquidating Trustee in his duties set forth in that certain Liquidating Trust Agreement dated as of March 6, 2012 (the “Trust Agreement”).  Such Additional Personnel shall be designated by the Trust as executive officers.

(b)	Duties.

(i)
The CFO (with the assistance of certain Engagement Personnel and other Trust Professionals (as defined in the Trust Agreement) shall be responsible for the financial and tax reporting and compliance for the Trust, including reporting requirements to the Trust Advisory Board (the “TAB”);

(ii)	The Engagement Personnel shall assist with and coordinate the monetization of the remaining assets of the Trust;

(iii)	The Engagement Personnel shall assist with and oversee the financial aspects of the claims reconciliation process, including assisting with claims objections;

(iv)	The CFO shall be manage and execute distributions required under the Trust Agreement;

(v)	The Engagement Personnel shall be the principal contact for holders of the Trust’s Liquidating Trust Interests (the “LTIs”); and

(vi)
The Engagement Personnel shall perform such other services as requested or directed by the TAB, the Liquidating Trustee or other Trust personnel as authorized by the TAB or the Liquidating Trustee, and agreed to by A&M that is not duplicative of work others are performing for the Trust.

(c)
The Engagement Personnel shall report to the Liquidating Trustee or other applicable officers, as directed by the TAB or the Liquidating Trustee and, at the request of the TAB or the Liquidating Trustee, will make recommendations to and consult with the TAB.

(d)
The Engagement Personnel will continue to be employed by A&M and, while rendering services to the Trust, will continue to work with other personnel at A&M in connection with unrelated matters that will not unduly interfere with the services rendered by the Engagement Personnel pursuant to this Agreement.    With respect to the Trust, however, the Engagement Personnel shall operate under the direction of the Liquidating Trustee and A&M shall have no liability to the Trust for any acts or omissions of the Engagement Personnel related to the performance or non-performance of services at the direction of the Liquidating Trustee and consistent with the requirements of the Engagement and this Agreement.

(e)
In connection with the services to be provided hereunder, from time to time A&M may utilize the services of employees of its affiliates and subsidiaries as Engagement Personnel.  Such affiliates and subsidiaries are wholly owned by A&M’s parent Trust and employees

2.
Information Provided by Trust and Forward Looking Statements.  The TAB shall use all reasonable efforts to cause the Trust’s representatives to:  (i) provide the Engagement Personnel with access to management and other representatives of the Trust; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Trust that Engagement Personnel reasonably request in connection with the services to be provided to the Trust.  The Engagement Personnel shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Trust or its representatives and otherwise reviewed by Engagement Personnel in connection with the services performed for the Trust.  The Trust acknowledges and agrees that the Engagement Personnel are not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein. A&M and Engagement Personnel are under no obligation to update data submitted to them or to review any other areas unless specifically requested by the TAB or the Liquidating Trustee to do so.

You understand that the services to be rendered by the Engagement Personnel may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Trust’s operations, which may materially and adversely differ from those projections.  In addition, Engagement Personnel will be relying on information provided by the Trust other representatives in the preparation of those projections and other forward-looking statements.

3.
Limitation of Duties.  Neither A&M, nor the Engagement Personnel, assume any responsibility for the Trust’s, the TAB’s or the Liquidating Trustee’s decision to pursue or approve, or not pursue or approve any business strategy or action, or to effect, or not to effect any transaction.  The Engagement Personnel shall be responsible for implementation only of the actions, proposals, transactions or alternatives approved by the TAB or the Liquidating Trustee and only to the extent and in the manner authorized and directed by the TAB or the Liquidating Trustee.

4.	Compensation.

(a)	A&M will receive fees for the services of the Engagement Personnel based on the following hourly rates:

Managing Directors                                           $650-850
Directors                                           $450-650
Analysts/Associates                                           $250-450

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

(b)
In addition, A&M will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, duplicating, messenger and telephone charges.  All fees and expenses will be billed and payable on a monthly basis or, at A&M’s discretion, more frequently.

(c)
The Trust shall promptly remit to A&M a retainer in the amount of $250,000, which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.  It being understood that this retainer shall be funded through a transfer of the current retainer held on account of A&M’s prior engagement with  Washington Mutual, Inc. and its affiliates as debtors and debtors in possession (the “Debtors”) in their Chapter 11 bankruptcy cases (the “Cases”) to the extent such transfer is permitted by the related Bankruptcy Court and consistent with the Debtors’ plan of reorganization (the “Plan”) (otherwise, the Liquidating Trust shall promptly remit such retainer to A&M directly). In addition, pursuant to the Plan, as of the effective date of the Plan (the “Effective Date”), the Trust assumes the obligation to pay the fees and expenses owed to A&M associated with services provided to the Debtors’ up to the Effective Date.

5.	Termination.

(a)	This Agreement will apply from the commencement of the services referred to in Section 1 and may be terminated upon ten (10) business days prior written notice by either party without cause.

(b)
A&M normally does not withdraw from an engagement unless the client misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue performance of the engagement, or other just cause exists.

(c)	On termination of the Agreement, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but are invoiced subsequent to such termination).

(d)	The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.

6.
No Audit.  A&M and Engagement Personnel are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

7.
No Third Party Beneficiary.  All advice (written or oral) provided by A&M and the Engagement Personnel to the Trust, TAB, Liquidating Trustee or any other Trust representatives in connection with this engagement is intended solely for the benefit and use of the Trust (limited to the TAB and the Liquidating Trustee) in considering the matters to which this engagement relates.  No such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

8.
Conflicts.  A&M is not currently aware of any relationship that would create a conflict of interest with the Trust or those parties-in-interest of which you have made us aware though (a) we note that the current Liquidating Trustee is a Managing Director with A&M (and note that the Trust Agreement contemplated A&M and its personnel being utilized as Trust Professionals notwithstanding such relationship) and (b) we call your attention to and incorporate herein by reference the various relationship disclosures submitted by A&M to the bankruptcy court throughout the Debtors’ bankruptcy process.  Because A&M and its affiliates and subsidiaries comprise a consulting firm (the “Firm”) that serves clients on an international basis in numerous cases, both in and out of court, it is possible that the Firm may have rendered or will render services to, or have business associations with, other entities or people which had or have or may have relationships with the Trust, including creditors of the Trust.  The Firm will not be prevented or restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Trust’s, provided the Firm makes appropriate arrangements to ensure that the confidentiality of information is maintained.

9.	Confidentiality/Non-Solicitation.

A&M and Engagement Personnel shall keep as confidential all non-public information received from or on behalf of the Trust in conjunction with this engagement, except:  (i) as requested by the Trust’s representatives or its legal counsel; (ii) as required by legal proceedings; or (iii) as reasonably required in the performance of this engagement.  All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is, or becomes, public other than as a result of a breach of this provision.  The Trust, on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of A&M or any of its affiliates who worked on this engagement while employed by A&M or its affiliates (“Solicited Person”).  Should the Trust or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited

Person and should such offer be accepted, A&M shall be entitled to a fee from the party extending such offer equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee.  The Trust acknowledges and agrees that this fee fairly represents the loss that A&M will suffer if the Trust breaches this provision.  The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

10.
Indemnification/Insurance/Limitations on Liability.  The Engagement Personnel and A&M shall be deemed “Trust Professionals” (as such term is defined in the Trust Agreement) for the purposes of the indemnification and exculpation provisions set forth in the Trust Agreement.  A&M and each of the Engagement Personnel as Trust Professionals, are third party beneficiaries of the Trust Agreement, and shall have the rights to enforce the applicable terms of the Trust Agreement as if they were a party thereto.   The Engagement Personnel acting as officers of the Trust (the “Indemnified Professionals”) shall be covered as officers under the Trust’s director and officer liability insurance policy.  As a condition of A&M accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement.  The Trust shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy.  The Trust shall also maintain such insurance coverage for the Indemnified Professionals for a period of not less than three years following the date of the termination of the Indemnified Professionals’ services hereunder.  The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Trust’s charter, bylaws or other organizational documents or policies shall affect the Indemnified Professionals’ rights hereunder.

11.
Miscellaneous.  This Agreement (together with the attached indemnity provisions), including, without limitation, the construction and interpretation of thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would defer to the laws of another jurisdiction.  The Trust and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder.  The Trust and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.

This Agreement shall be binding upon A&M and the Trust, their respective heirs, successors, and assignees, and any heir, successor, or assignee of a substantial portion of A&M’s or the Trust’s respective businesses and/or assets, including any Chapter 11 Trustee.  This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and may not be amended or modified except in writing executed by the Trust and A&M.  Notwithstanding anything herein to the contrary, A&M may reference or list the Trust’s name and/or a general description of the services in A&M’s marketing materials, including, without limitation, on A&M’s website.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal North America, LLC

By:  /s/   William Kosturos
William Kosturos
Managing Director

Accepted and agreed:

WMI Liquidating Trust

By:____________________________

Accepted and agreed, on behalf of the WMI Liquidating Trust’s Trust Advisory Board:

By:____________________________

Name: